Exhibit 99.1

Amphenol

News Release

World Headquarters

358 Hall Avenue

P. O. Box 5030

Wallingford, CT 06492-7530

Telephone (203) 265-8900

FOR IMMEDIATE RELEASE

For Further Information:
Diana G. Reardon
Senior Vice President and
Chief Financial Officer
203/265-8630
www.amphenol.com

2005 SECOND QUARTER AND SIX MONTHS RECORD RESULTS

AND ANNOUNCEMENT OF REFINANCING

REPORTED BY AMPHENOL CORPORATION

Wallingford, Connecticut.  July 20, 2005.  Amphenol Corporation (NYSE-APH) reported today that second quarter 2005 diluted earnings per share increased 29% to a record $.58 compared to $.45 per share for the comparable 2004 period.  Sales for the second quarter 2005 increased 15% to $443,642,000 compared to $387,119,000 for the 2004 period.  Currency translation had the effect of increasing sales by approximately $7.5 million in the second quarter 2005 compared to the 2004 period.

For the six months ended June 30, 2005, diluted earnings per share was $1.09 compared to $.85 per share for the 2004 period.  Sales for the six months ended June 30, 2005 were $853,037,000 compared to $742,380,000 for the 2004 period.  Currency translation had the effect of increasing sales by approximately $15.2 million for the six month 2005 period when compared to the 2004 period.

In addition, on July 15, 2005 the Company completed a refinancing of its senior credit facilities.  The new senior credit agreement consists of a $750 million unsecured five year revolving credit facility, of which approximately $440 million was drawn at closing.  The net proceeds from the refinancing were used to repay all amounts outstanding under the Company’s previous senior secured credit facilities and for working capital purposes. In conjunction therewith, the Company incurred one-time expenses for the early extinguishment of debt totaling approximately $2.5 million (before tax benefit of $.8 million) or $.02 per share after tax.  Such one-time expenses will be reported in the third quarter and include the write-off of unamortized deferred debt issuance costs less the gain on the termination of related interest rate swap agreements.

Amphenol Chairman and CEO, Martin H. Loeffler, stated:  “I am extremely pleased with our second quarter results.  Sales were up 15% compared to last year’s second quarter to a record $443,642,000.  The operating income margin increased from 17.8% to 19.4%.  The interconnect products segment of our business, which represents 88% of our sales, was up a strong 16% over last year with excellent profitability.  The growth was broad based across all of our end markets and included all major geographic regions.  Growth was especially strong in the wireless infrastructure, industrial and military and aerospace markets.  The excellent top line results reflect our continuing development of new application specific solutions and value added products for our customers, our increased worldwide presence with the leading companies in our target markets and acquisitions.  The improved profitability in the interconnect business is also attributable to the continuing development of new application specific products as well as higher volumes and ongoing programs of cost control.  The cable products segment of our business, which is primarily for broadband cable television networks and represents 12% of our sales, was up 7% over the prior year.”

“In addition to excellent overall top line growth, profitability and cash flow continued to be strong.  Earnings per share for the quarter were up 29% over last year, representing the fourteenth consecutive quarterly increase and a new record for the Company.  Furthermore, net income, that is income after interest expense and taxes, exceeded 11% of sales, another indication of the Company’s excellent profitability.  Cash flow from operations was also strong at $49 million for the quarter.”

“In addition, in May, the Company completed the acquisition of a United States manufacturer of radio frequency interconnect products for military and aerospace related markets.  The Company has annual sales of approximately $20 million.  Including this most recent acquisition, the Company has completed four acquisitions since the beginning of the year.  We are excited about the growth opportunities presented by these excellent additions.”

“We are also pleased to have completed the debt refinancing.  The new five year facility is unsecured and has improved pricing in recognition of the Company’s strong operating performance, substantial deleveraging and the achievement of an investment grade credit rating from a major rating agency.  In addition, the new facility will provide significantly increased flexibility to pursue additional opportunities to expand and grow our business.”

“It was a good quarter in all respects.  I am very proud of our organization as we continue to execute well.  We have a strong position in excellent and diversified markets and continue to increase our presence with the major companies in these markets.  Assuming a continuation of the current economic climate and relatively stable currency exchange rates, we are revising upward our expectation for full year 2005 results to a sales increase in the range of 13% to 15% and earnings per share increase in the range of 23% to 26%; this compares to our prior estimates of sales and earnings per share increases of 11% to 14% and 20% to 25%, respectively.  We expect third quarter results in the range of $435 million to $445 million and $.56 to $.58 for sales and EPS respectively.  This guidance excludes the impact in the third quarter of 2005 of one-time expenses associated with the refinancing of $.02 per share.  We are very confident that we are in excellent markets with a great organization, and we are very excited about the future.”

The Company will host a conference call to discuss its second quarter results at 1:00 PM (ET) July 20, 2005.  The toll free dial-in number to participate in this call is 888-395-9624; International dial-in number 517-623-4547; Passcode: Reardon.  There will be a replay available until 5:00 PM (ET) on Friday, July 22, 2005.  If you are unable to participate on the call the replay numbers are as follows:  the toll free dial-in number is 800-759-4401 and International dial-in replay number is 203-369-3418

A live broadcast as well as a replay will also be available on the Internet at http://www.amphenol.com/index.cfm/fuseaction/financial.webcasts.

Amphenol Corporation is one of the world’s leading producers of electronic and fiber optic connectors, cable and interconnect systems.  Amphenol products are engineered and manufactured in the Americas, Europe and Asia and sold by a worldwide sales and marketing organization.  The primary end markets for the Company’s products are communication systems for the converging technologies of voice, video and data communications, industrial/automotive and military/aerospace applications.

Statements in this press release which are other than historical facts are intended to be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws.  While the Company believes such statements are reasonable, the actual results and effects could differ materially from those currently anticipated.  Please refer to Part I, Item 1 of the Company’s Form 10-K for the year ended December 31, 2004, for some factors that could cause the actual results to differ from estimates.  In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise.

AMPHENOL CORPORATION

FINANCIAL SUMMARY

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004(1)	2005	2004(1)

Sales	$443,642,000	$387,119,000	$853,037,000	$742,380,000

Net income	$52,056,000	$40,367,000	$98,432,000	$76,025,000

Earnings per share – basic	$.59	$.46	$1.12	$.86

Average shares outstanding – basic	88,362,802	89,174,604	88,190,725	88,076,203

Earnings per share – diluted	$.58	$.45	$1.09	$.85

Average shares outstanding – diluted	90,272,291	89,864,734	90,089,494	89,871,449

(1)           Per share and share amounts have been adjusted to reflect the Company’s 2 for 1 stock split effective in March 2004.

AMPHENOL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(dollars in thousands, except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2005	2004	2005	2004

Net Sales	$443,642	$387,119	$853,037	$742,380
Costs and Expenses:
Cost of sales, excluding depreciation and amortization	282,421	254,031	545,846	487,261

Depreciation and amortization expense	12,699	9,733	23,513	19,166

Selling, general and administrative expense	62,476	54,301	120,299	105,616

Operating income	86,046	69,054	163,379	130,337

Interest expense	(5,775)	(5,673)	(11,178)	(11,428)
Other expenses, net	(1,398)	(2,219)	(3,062)	(3,719)

Income before income taxes	78,873	61,162	149,139	115,190

Provision for income taxes	(26,817)	(20,795)	(50,707)	(39,165)

Net income	$52,056	$40,367	$98,432	$76,025

Net income per common share - Basic	$0.59	$0.46	$1.12	$0.86

Average shares outstanding - Basic	88,362,802	88,174,604	88,190,725	88,076,203

Net income per common share - Diluted	$0.58	$0.45	$1.09	$0.85

Average shares outstanding - Diluted	90,272,291	89,864,734	90,089,494	89,871,449

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	June 30	Dec. 31,
	2005	2004
	(Unaudited)
ASSETS

Current Assets:
Cash and short-term cash investments	$25,462	$30,172
Accounts receivable, less allowance for doubtful accounts of $8,868 and $8,666, respectively	232,819	214,158
Inventories	268,811	247,303
Prepaid expenses and other assets	41,459	37,382

Total current assets	568,551	529,015

Land and depreciable assets, less accumulated depreciation of $345,311 and $349,255, respectively	207,565	197,753
Deferred debt issuance costs	5,722	6,451
Goodwill	640,393	545,411
Deferred taxes and other assets	28,683	28,081

	$1,450,914	$1,306,711

LIABILITIES & SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$150,131	$134,856
Accrued interest	2,022	2,183
Accrued salaries, wages and employee benefits	37,451	38,535
Other accrued expenses	66,255	85,089
Dividends payable	2,705	—
Current portion of long-term debt	18,993	16,909

Total current liabilities	277,557	277,572

Long-term debt	458,412	432,144
Accrued pension and post employment benefit obligations	100,914	102,050
Other liabilities	32,023	13,341

Shareholders’ Equity:
Common stock	88	88
Additional paid-in deficit	(183,584)	(207,504)
Accumulated earnings	882,825	789,741
Accumulated other comprehensive loss	(66,955)	(55,078)
Treasury stock, at cost	(50,366)	(45,643)

Total shareholders’ equity	582,008	481,604

	$1,450,914	$1,306,711

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(Unaudited)

(dollars in thousands)

	Six months ended
	June 30,
	2005	2004

Net income	$98,432	$76,025
Adjustments for cash from operations:
Depreciation and amortization	23,513	19,166
Amortization of deferred debt issue costs	729	711
Net change in non-cash components of working capital	(41,234)	(22,295)
Other long term assets and liabilities	6,257	6,315

Cash provided by operations	87,697	79,922

Cash flow from investing activities:
Capital additions, net	(27,913)	(18,513)
Investments in acquisitions	(100,178)	(1,943)

Cash flow used by investing activities	(128,091)	(20,456)

Cash flow from financing activities:
Net change in borrowings under revolving credit facilities	28,007	(4,065)
Decrease in borrowings under Bank Agreement	(2,000)	(61,000)
Purchase of treasury stock	(4,723)	(16,174)
Proceeds from exercise of stock options including tax benefit	17,043	16,867
Dividend payments	(2,643)	—

Cash flow provided by (used by) financing activities	35,684	(64,372)

Net change in cash and short-term cash investments	(4,710)	(4,906)
Cash and short-term cash investments balance, beginning of period	30,172	23,533

Cash and short-term cash investments balance, end of period	$25,462	$18,627

Net cash paid during the year for:
Interest	10,611	11,240
Taxes	48,384	26,560

AMPHENOL CORPORATION

SEGMENT INFORMATION

(In thousands)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004

Trade Sales:
Interconnect Products	$389,163	$336,362	$750,318	$647,035
Cable Products	54,479	50,757	102,719	95,345
Consolidated	$443,642	$387,119	$853,037	$742,380

Operating income:
Interconnect Products	$85,327	$68,283	$161,118	$128,883
Cable Products	7,044	5,927	13,219	11,338
Corporate	(6,325)	(5,156)	(10,958)	(9,884)
Consolidated	$86,046	$69,054	$163,379	$130,337

ROS%:
Interconnect Products	21.9%	20.3%	21.5%	19.9%
Cable Products	12.9%	11.7%	12.9%	11.9%
Consolidated	19.4%	17.8%	19.2%	17.6%